EXHIBIT 4.1

[FORM OF SPECIAL WARRANT]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

WORKSTREAM INC.

Special Warrant

Warrant No.:
Date of Issuance: _________, 2007 (“Issuance Date”)

Workstream Inc., a corporation existing pursuant to the Canada Business Corporations Act (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [MAGNETAR CAPITAL MASTER FUND, LTD] [OTHER BUYERS], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to acquire from the Company, at the Conversion Price (as defined below) then in effect, upon conversion of the Conversion Amount (as defined below) of this Special Warrant (including any Special Warrants issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the Issuance Date, but not after 11:59 p.m., Chicago time, on the Expiration Date (as defined below), a number of fully paid and nonassessable Common Shares (as defined below) as determined pursuant to Section 1 below (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16. This Warrant is one of the Special Warrants (the “Transaction Agreement Warrants”) issued pursuant to Section 1 of that certain Transaction Agreement, dated as of July 25, 2007, by and among the Company and the investors (the “Buyers”) referred to therein (the “Transaction Agreement”).

1.	CONVERSION.

(a) Mechanics of Conversion. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(e)), all or any portion of the Conversion Amount may be converted by the Holder, from time to time, on any day on or after the Issuance Date by delivery of a written notice, in the form attached hereto as Exhibit A (the “Conversion Notice”), of the Holder’s election to convert the specified portion of the Conversion Amount into fully paid and nonassessable Common Shares at the Conversion Rate (as defined below) then in effect. The Holder shall not be required to deliver the original of this Warrant in order to effect a conversion hereunder. Execution and delivery of the Conversion Notice with respect to less than all of the Conversion Amount shall have the same effect as cancellation of the original of this Warrant and issuance of a new Warrant evidencing the right to convert the remaining Conversion Amount. Execution and delivery of the Conversion Notice for all of the Conversion Amount shall have the same effect as cancellation of the original of this Warrant after delivery of the Warrant Shares in accordance with the terms hereof. On or before the second (2nd) Business Day following the date on which the Company has received the applicable Conversion Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Business Day following the date on which the Company has received the applicable Conversion Notice (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, and the Holder has indicated on its Conversion Notice that it intends to immediately sell all or any portion of the Warrant Shares to be received upon such conversion pursuant to the registration statement covering the resale of such Warrant Shares and, to the extent applicable, in compliance with the prospectus delivery requirements of the 1933 Act (as defined in the Transaction Agreement), upon the request of the Holder, credit such aggregate number of Common Shares to which the Holder immediately intends to sell and is entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the Holder or, at Holder’s instruction pursuant to the Conversion Notice, Holder’s agent or designee, in each case, sent by reputable overnight courier to the address as specified in the Conversion Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the Conversion Notice), for the number of Common Shares to which the Holder is entitled pursuant to such conversion. Upon delivery of the applicable Conversion Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been converted, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any conversion pursuant to this Section 1(a) and the Conversion Amount submitted for conversion is less than the Conversion Amount then underlying this Warrant, then the Company shall as soon as practicable and in no event later than three (3) Business Days after any conversion and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 7(d)) representing the right to convert the remaining Conversion Amount. No fractional Common Shares are to be issued upon the conversion of this Warrant, but rather the number of Common Shares to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon conversion of this Warrant. The Company shall make immediate public announcements for every aggregate million dollars of Conversion Amounts that are converted pursuant to this Section 1(a) and under the other Transaction Agreement Warrants.

(b) Conversion Price. For purposes of this Warrant, “Conversion Price” means $1.25, subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities. If the Company shall fail, for any reason or for no reason, to issue to the Holder within three (3) Business Days of receipt of the applicable Conversion Notice, a certificate for the number of Common Shares to which the Holder is entitled and register such Common Shares on the Company’s share register or to credit the Holder’s balance account with DTC for such number of Common Shares to which the Holder is entitled upon the Holder’s conversion of this Warrant (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to the Holder, the Company shall pay in cash to the Holder on each day after such third (3rd) Business Day that the issuance of such Common Shares is not timely effected an amount equal to 1.5% of the product of (A) the sum of the number of Common Shares not issued to the Holder on a timely basis and to which the Holder is entitled and (B) the VWAP of the Common Shares for the five (5) Trading Day period immediately preceding the last possible date which the Company could have issued such Common Shares to the Holder without violating Section 1(a). In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice, the Company shall fail to issue and deliver a certificate to the Holder and register such Common Shares on the Company’s share register or credit the Holder’s balance account with DTC for the number of Common Shares to which the Holder is entitled upon such Holder’s conversion hereunder (as the case may be), and if on or after such third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Shares) shall terminate and the Holder shall have no further right to such Common Shares or the portion of this Warrant representing such Common Shares, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Shares or credit the Holder’s balance account with DTC for the number of Common Shares to which the Holder is entitled upon such Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares times (B) the VWAP of the Common Shares for the five (5) Trading Day period immediately preceding the date of the Conversion Notice.

(d) Disputes. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the number of Warrant Shares to be issued pursuant to the terms hereof, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 13.

(e) Limitations on Conversions. Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall not be convertible by the Holder hereof to the extent (but only to the extent) that, if convertible by the Holder, the Holder or any of its affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the outstanding Common Shares. To the extent the above limitation applies, the determination of whether this Warrant shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder) and of which warrants shall be convertible (as among all warrants owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to convert this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined by the Holder in accordance with Section 13(d) of the 1934 Act (as defined in the Transaction Agreement) and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant. The holders of Common Shares shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its Common Shares. For purposes of this Warrant, in determining the number of outstanding Common Shares, the Holder may rely on the number of outstanding Common Shares as reflected in (1) the Company’s most recent Form 10-K or Form 10-KSB (as the case may be), Form 10-Q or Form 10-QSB (as the case may be), Current Report on Form 8-K or other public filing with the SEC (as the case may be), (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Common Shares outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of Common Shares then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Shares, including, without limitation, pursuant to this Warrant or securities issued pursuant to the Transaction Agreement. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice, provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Transaction Agreement Warrants.

(f) Insufficient Authorized Shares. The Company shall at all times keep reserved for issuance under this Warrant a number of Common Shares as shall be necessary to satisfy the Company’s obligation to issue Common Shares hereunder (without regard to any limitation otherwise contained herein with respect to the number of Common Shares that may be acquirable upon conversion of this Warrant). If, notwithstanding the foregoing, and not in limitation thereof, at any time while any of the Transaction Agreement Warrants remain outstanding the Company does not have a sufficient number of authorized and unreserved Common Shares to satisfy its obligation to reserve for issuance upon conversion of the Transaction Agreement Warrants at least a number of Common Shares equal to the maximum number of Common Shares as shall from time to time be necessary to effect the conversion of all of the Transaction Agreement Warrants then outstanding (the “Required Reserve Amount”) (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized Common Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for all the Transaction Agreement Warrants then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized Common Shares. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized Common Shares and to cause its board of directors to recommend to the shareholders that they approve such proposal.

2. ADJUSTMENT OF CONVERSION PRICE. The Conversion Price and number of Warrant Shares issuable upon conversion of this Warrant are subject to adjustment from time to time as set forth in this Section 2.

(a) Stock Dividends and Splits. If the Company, at any time on or after the date of the Transaction Agreement, (i) pays a stock dividend on one or more classes of its then outstanding Common Shares or otherwise makes a distribution on any class of capital stock that is payable in Common Shares, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding Common Shares into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding Common Shares into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares outstanding immediately before such event and of which the denominator shall be the number of Common Shares outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(b) Adjustment Upon Issuance of Common Shares. If and whenever on or after the date of the Transaction Agreement, the Company issues or sells, or in accordance with this Section 2 is deemed to have issued or sold, any Common Shares (including the issuance or sale of Common Shares owned or held by or for the account of the Company, but excluding any Excluded Securities (as defined in the Transaction Agreement)), for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For purposes of determining the adjusted Conversion Price under this Section 2(b), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one Common Shares is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(b)(i), the “lowest price per share for which one Common Share is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Common Share upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option. Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Shares upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one Common Share is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 2(b)(ii), the “lowest price per share for which one Common Share is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one Common Share upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security. Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 2(b), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Shares increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 2(b) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company for each such security will be the VWAP of such security for the five (5) Trading Day period immediately preceding the date of receipt. If any Common Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of Common Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(vi) Floor Price. No adjustment pursuant to Section 2(b) shall cause the Exercise Price to be less than $1.21 (the “Floor Price”), as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction. The Company shall not directly or indirectly issue or sell, or, in accordance with this Section 2, be deemed to have issued or sold, any Common Shares (other than Excluded Securities) for less than the Floor Price at any time while this Warrant is outstanding without the prior written consent of the Holder, which consent may be granted or withheld in the Holder’s sole discretion. In no event shall any Excluded Securities be issued, or be deemed to be issued as contemplated hereby, for less than the fair market value of the Common Shares at the time such Excluded Securities are so issued or are so deemed to be issued.

(c) Other Events. In the event that the Company (or any direct or indirect subsidiary thereof) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(c) will increase the Conversion Price, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s Board of Directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

(d) Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of Common Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Shares.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Common Shares acquirable upon complete conversion of this Warrant (without regard to any limitations on conversion hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder’s right to participate in any such Distributions would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (or the beneficial ownership of any such Common Shares as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

4.	PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of Common Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Shares acquirable upon complete conversion of this Warrant (without regard to any limitations on conversion hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Common Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

(b) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant and the other Transaction Documents (as defined in the Transaction Agreement) in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is convertible for a corresponding number of shares of capital stock equivalent to the Common Shares acquirable and receivable upon conversion of this Warrant (without regard to any limitations on the conversion of this Warrant) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the Common Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the Common Shares (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the conversion of this Warrant prior to such Fundamental Transaction, such shares of the publicly traded Common Shares (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Warrant), as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Warrant at any time after the consummation of the Fundamental Transaction but prior to the Expiration Date, in lieu of the Common Shares (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the conversion of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Warrant been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Warrant). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied as if this Warrant (and any such subsequent warrants) were fully convertible and without regard to any limitations on the conversion of this Warrant (provided that the Holder shall continue to be entitled to the benefit of the Maximum Percentage, applied however with respect to shares of capital stock registered under the 1934 Act and thereafter receivable upon conversion of this Warrant (or any such other warrant)).

(c) Fundamental Transaction Purchase. Notwithstanding the foregoing and the provisions of Section 4(b) above, in the event of a Fundamental Transaction (other than a Fundamental Transaction resulting from a (i) merger completed in order to change the domicile of the Company to a state of the United States or (ii) merger or consolidation in which the Company is the surviving entity, the Common Shares continue to be publicly traded following such merger or consolidation and an amount of Common Shares which is less than 20% of the Company’s issued and outstanding Common Shares outstanding immediately prior to such merger or consolidation are issued in connection with such merger or consolidation), if the Holder has not converted this Warrant in full prior to the consummation of such Fundamental Transaction, at the request of the Holder delivered before on or prior to the ninetieth (90th) day after the consummation of such Fundamental Transaction, the Company or the Successor Entity (as the case may be) shall purchase this Warrant from the Holder by paying to the Holder cash in an amount equal to 135% of the Conversion Amount.

5. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Common Shares receivable upon the conversion of this Warrant above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Common Shares upon the conversion of this Warrant, and (iii) shall, so long as any of the Transaction Agreement Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting the conversion of the Transaction Agreement Warrants, the maximum number of Common Shares as shall from time to time be necessary to effect the conversion of the Transaction Agreement Warrants then outstanding (without regard to any limitations on conversion).

6. WARRANT HOLDER NOT DEEMED A SHAREHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due conversion of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon conversion of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders.

7. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to convert the portion of the Conversion Amount of this Warrant being transferred by the Holder and, if less than the full Conversion Amount then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to convert the portion of the Conversion Amount of this Warrant not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to convert the Conversion Amount then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to convert the Conversion Amount then underlying this Warrant, and each such new Warrant will represent the right to convert such portion of the Conversion Amount as is designated by the Holder at the time of such surrender.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to convert the Conversion Amount then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Conversion Amount designated by the Holder which, when added to the Conversion Amounts underlying the other new Warrants issued in connection with such issuance, does not exceed the Conversion Amount then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Transaction Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon each adjustment of the Conversion Price and the number of Warrant Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment(s) and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Shares, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the holders of all of the Common Shares or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder and (iii) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction (excluding any Fundamental Transaction for which the Company does not have prior knowledge or notice). To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its Subsidiaries (as defined in the Transaction Agreement), the Company shall simultaneously file such notice with the SEC (as defined in the Transaction Agreement) pursuant to a Current Report on Form 8-K.

9. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant (other than Section 1(e)) may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder. The Holder shall be entitled, at its option, to the benefit of any amendment of any other similar warrant issued under the Transaction Agreement.

10. SEVERABILITY. If any provision of this Warrant or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of the terms of this Warrant will continue in full force and effect.

11. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accor-dance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois.

12. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

13. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Conversion Price or fair market value or the arithmetic calculation of the Warrant Shares, the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile within two (2) Business Days of receipt of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be). If the Holder and the Company are unable to agree upon such determination or calculation of the Conversion Price or fair market value or the number of Warrant Shares (as the case may be) within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Conversion Price or fair market value to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error.

14. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The issuance of shares and certificates for shares as contemplated hereby upon the conversion of this Warrant shall be made without charge to the Holder or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder or its agent on its behalf.

15. TRANSFER. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company, except as may otherwise be required by Section 2(g) of the Transaction Agreement. In connection with any such transfer, the Holder shall be entitled to disclose to the transferee any information about the Company, its Subsidiaries, and its and their securities, in the Holder’s possession. This Warrant shall not be transferred (other than to an affiliate of the Holder) unless and until the Company has received the opinion of counsel for the Holder (if so requested by the Company) that the securities may be transferred pursuant to an exemption from registration under the 1933 Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company.

16. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Bloomberg” means Bloomberg Financial Markets.

(b) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to remain closed.

(c) “Common Shares” means (i) the Company’s common shares, no par value, and (ii) any capital stock into which such common shares shall have been changed or any share capital resulting from a reclassification of such common shares.

(d) “Conversion Amount” means the Special Warrant Purchase Price.

(e) “Conversion Date” means the date set forth in the applicable Conversion Notice.

(f) “Conversion Rate” means the quotient of (i) the Conversion Amount specified for conversion in the applicable Conversion Notice divided by (ii) the Conversion Price.

(g) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Shares.

(h) “Eligible Market” means the The New York Stock Exchange, Inc., the Nasdaq Global Market, the Nasdaq Global Select Market or the Principal Market.

(i) “Equity Conditions” means: (i) on each day during the period beginning one month prior to the applicable date of determination and ending on and including the applicable date of determination either (x) the applicable Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and the prospectus contained therein shall be available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all Registrable Securities shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion or exercise contained therein); (ii) on each day during the period beginning three months prior to the applicable date of determination and ending and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Shares (including all Registrable Securities) are listed or designated for quotation on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring) or pending either (A) in writing by such Eligible Market or (B) by falling below the minimum listing maintenance requirements of the Eligible Market on which the Common Shares are then listed; (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered Common Shares upon conversion of this Warrant on a timely basis as set forth in Section 1(a) hereof and all other shares of capital stock required to be delivered by the Company on a timely basis as set forth in the other Transaction Documents; (iv) any Common Shares to be issued in connection with the event requiring determination may be issued in full without violating Section 1(e) hereof or the rules or regulations of the Eligible Market on which the Common Shares are then listed; (v) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (vi) the Company shall have no knowledge of any fact that would reasonably be expected to cause (1) the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement not to be effective or the prospectus contained therein not to be available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (2) any Registrable Securities not to be eligible for sale without restriction pursuant to Rule 144(k) under the 1933 Act and any applicable state securities laws (in each case, disregarding any limitation on conversion or exercise contained therein); (vii) the Holder shall not be in (and no other Buyer shall be in) possession of any material, non-public information provided to any of them by the Company or any of its affiliates; (viii) on each day during the Equity Conditions Measuring Period, the Company otherwise shall have been in material compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document; (ix) the Common Shares are traded at a price equal to or greater than the Trigger Price (as defined below) (as adjusted for stock splits, combinations and the like) and (x) on each day during the Equity Conditions Measuring Period, there shall not have occurred a Triggering Event or an Other Event or an event that with the passage of time or giving of notice would constitute a Triggering Event or an Other Event.

(j) “Expiration Date” means the date that is the five (5) year anniversary of the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(k) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding Common Shares (not including any Common Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding Common Shares (not including any Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Shares, or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares.

(l) “Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

(m) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(n) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(o) “Principal Market” means The Nasdaq Capital Market and the Boston Stock Exchange.

(p) “Special Warrant Purchase Price” shall mean $____________.

(q) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(r) “Trading Day” means any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded; provided that “Trading Day” shall not include any day on which the Common Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(s) “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

17. REDEMPTION UPON OCCURRENCE OF TRIGGERING EVENT.

(a) Triggering Event. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events occur:

(i) the failure of the applicable Registration Statement to be filed with the SEC on or prior to the date that is thirty (30) days after the applicable Filing Deadline (as defined in the Registration Rights Agreement), or the failure of the applicable Registration Statement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement);

(ii) while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder or any holder of any Transaction Agreement Warrants for sale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive Trading Days or for more than an aggregate of fifteen (15) Trading Days in any 365-day period (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(iii) the suspension from trading or failure of the Common Shares to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) days in any 365-day period;

(iv) the delisting or suspension or threatened or proposed delisting or suspension of the Common Shares from an Eligible Market, provided that immediately following such delisting or suspension or such threatened or proposed delisting or suspension the Common Shares would not be listed on a prescribed stock exchange for purposes of Regulations 3200 or 3201 to the Income Tax Act (Canada);

(v) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of Common Shares within five (5) Trading Days after the applicable Conversion Date under this Warrant or any other Transaction Agreement Warrant or (B) notice, written or oral, to the Holder or any other holder of a Transaction Agreement Warrant, including by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any portion of this Warrant that is requested in accordance with the provisions of this Warrant or for conversion of any portion of any Transaction Agreement Warrant that is requested in accordance with the provisions of such Transaction Agreement Warrant;

(vi) the Company’s failure to pay to the Holder or any holder of any of the Transaction Agreement Warrants any amounts when and as due pursuant to this Warrant or any other Transaction Document, and any such failure continues uncured for at least ten (10) days;

(vii) the Company fails to remove any restrictive legend on any certificate or any Common Shares issued to the Holder upon conversion or exercise (as the case may be) of any Securities acquired by the Holder under the Transaction Agreement (including this Warrant) as and when required by such Securities, the Transaction Agreement or the Registration Rights Agreement, and any such failure continues uncured for at least five (5) days;

(viii) the Company fails to remove any restrictive legend on any certificate or any Common Shares issued to any holder upon conversion or exercise (as the case may be) of any Securities acquired by such holder under the Transaction Agreement (including any other Transaction Agreement Warrant) as and when required by such Securities, the Transaction Agreement or the Registration Rights Agreement, and any such failure continues uncured for five (5) days;

(ix) any Triggering Event (as defined in the other Transaction Agreement Warrants) occurs with respect to any other Transaction Agreement Warrant;

(x) Deepak Gupta ceases to serve (whether by resignation and/or termination, other than “for cause” termination by the Company) as Chief Executive Officer of the Company; or

(xi) the Company materially breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least ten (10) days.

(b) Redemption Option Upon Triggering Event. In addition to all other rights of the Holder contained herein, after a Triggering Event, the Holder shall have the right, at the Holder’s option to require the Company to redeem all or any portion of the Conversion Amount of this Warrant at a price equal to the greater of 130% of (x) such Conversion Amount and (y) the product of (A) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Holder (as defined below) and (B) the VWAP of the Common Shares for the five (5) Trading Day period immediately preceding such Triggering Event (the “Triggering Event Redemption Price”). Notwithstanding anything contained in this Section 17 to the contrary, upon the occurrence of the Triggering Event specified in Section 17(a)(iv), (i) the Holder shall be deemed to have automatically delivered a Notice of Redemption at Option of Holder to the Company with respect thereto on the day immediately preceding the date on which the Common Shares will cease to be listed on a prescribed stock exchange for purposes of Regulations 3200 or 3201 to the Income Tax Act (Canada) for the entire Conversion Amount then underlying this Warrant, (ii) this Warrant shall be deemed to have been redeemed by the Company simultaneously with such deemed delivery of such Notice of Redemption at Option of Holder, (iii) the Company shall pay the Holder the Triggering Event Redemption Price on the date such Notice of Redemption at Option of Holder is deemed so delivered and (iv) such Notice of Redemption at Option of Holder shall not be voidable by the Holder pursuant to Section 17(e) below.

(c) Mechanics of Redemption at Option of Holder. Within one (1) Business Day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to the Holder. At any time after the earlier of the Holder’s receipt of a Notice of Triggering Event and the Holder becoming aware of a Triggering Event, the Holder may require the Company to redeem up to all of the Conversion Amount by delivering written notice thereof via facsimile (“Notice of Redemption at Option of Holder”) to the Company, which Notice of Redemption at Option of Holder shall indicate the portion of the Conversion Amount of this Warrant that the Holder is electing to redeem.

(d) Payment of Triggering Event Redemption Price. The Company shall deliver on the fifth (5th) Business Day after the Company’s receipt of the Notice of Redemption at Option of Holder the Triggering Event Redemption Price to the Holder. The Triggering Event Redemption Price shall be payable in cash by wire transfer of immediately available funds. The Company agrees that in the event of the Company’s redemption of any portion of this Warrant under this Section 17, the Holder’s damages would be uncertain and difficult to estimate because of the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 17 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(e) Void Redemption. In the event that the Company does not pay the Triggering Event Redemption Price in full within the time period set forth in Section 17(d), at any time thereafter and until the Company pays such unpaid Triggering Event Redemption Price in full, the Holder shall have the option to, in lieu of redemption, void its Notice of Redemption at Option of Holder by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”). Upon the Company’s receipt of such Void Optional Redemption Notice, the Notice of Redemption at Option of Holder shall be null and void with respect to the portion of this Warrant subject to the Void Optional Redemption Notice.

(f) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Triggering Event Redemption Price, such dispute shall be resolved pursuant to Section 13 above with the term “Triggering Event Redemption Price” being substituted for the term “Conversion Price.” A Holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 17 of less than all of the Conversion Amount of this Warrant, the Company shall promptly cause to be issued and delivered to the Holder a new Warrant representing the remaining Conversion Amount of this Warrant which has not been redeemed, if necessary.

18. COMPANY REPURCHASE OF WARRANT.

(a) Repurchase. In addition to all other rights of the Holder contained herein, at any time after the (i) fourth (4th) anniversary of the Issuance Date and up to and including the Expiration Date or (ii) occurrence of any Other Event (as defined below), the Holder shall have the right, at the Holder’s option to require the Company to purchase the entire unconverted portion of this Warrant from the Holder at a price equal to the fair market value thereof on the date set forth in the Holder’s Notice of Repurchase at Option of Holder (as defined below). Such fair market value shall be determined by an independent, reputable investment bank selected by the Company and approved by the Holder, and such investment bank shall be selected by the Company within ten (10) Business Days after the Company’s receipt of the Notice of Repurchase at Option of Holder. The Company shall cause, at its expense, the investment bank to perform such determination and to notify the Company and the Holder of the results no later than twenty (20) Business Days from the time it is so selected pursuant to the foregoing. Such investment bank’s determination shall be binding upon all parties absent demonstrable error. If such investment bank is not selected or its determination is not completed prior to the Expiration Date or the Company has not paid the Repurchase Price (as defined below) in full to the Holder by the Expiration Date, then such Expiration Date shall be automatically extended until the Company pays the Repurchase Price in full to the Holder.

(b) Mechanics of Repurchase. The Holder may exercise its right under Section 18(a) by delivering written notice thereof via facsimile (“Notice of Repurchase at Option of Holder”) to the Company.

(c) Payment of Repurchase Price. The Company shall deliver to the Holder on the thirtieth (30th) day after such investment bank’s determination of such fair market value an amount equal to such fair market value (the “Repurchase Price”). The Repurchase Price shall be payable in cash by wire transfer of immediately available funds. The Company agrees that in the event of the Company’s purchase of this Warrant under this Section 18, the Holder’s damages would be uncertain and difficult to estimate because of the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any premium due under this Section 18 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(d) Void Redemption. In the event that the Company does not pay the Repurchase Price in full within the time period set forth in Section 18(c), at any time thereafter and until the Company pays such unpaid Repurchase Price in full, the Holder shall have the option to, in lieu of repurchase, void its Notice of Repurchase at Option of Holder by sending written notice thereof to the Company via facsimile (the “Void Optional Repurchase Notice”). Upon the Company’s receipt of such Void Optional Repurchase Notice, the Notice of Repurchase at Option of Holder shall be null and void with respect to this Warrant.

(e) Miscellaneous. A Holder’s delivery of a Void Optional Repurchase Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice. An “Other Event” shall be deemed to have occurred at such time as any of the following events occur:

(i) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable Federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable Federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(ii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within thirty (30) days of their initiation;

(iii) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable Federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar Federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a UCC foreclosure sale or any other similar action under Federal, state or foreign law;

(iv) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company or any of its Subsidiaries, which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment;

(v) the Company or any Subsidiary either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness (as defined in the Transaction Agreement) in excess of $150,000 due to any third party, other than, with respect to unsecured Indebtedness only, payments contested by the Company or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, or otherwise be in breach or violation of any agreement for monies owed or owing in an amount in excess of $150,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its Subsidiaries, individually or in the aggregate; or

(vi) any Material Adverse Effect (as defined in the Transaction Agreement) occurs.

19. MANDATORY CONVERSION.

(a) Mandatory Conversion. If at any time from and after the fourth (4th) anniversary of the Issuance Date but prior to the Holder’s delivery of a Notice of Repurchase at Option of Holder (the “Mandatory Conversion Eligibility Date”), (i) the Common Shares trade at a price equal to or greater than $3.00 per share (the “Trigger Price”) (as adjusted for stock splits, combinations and the like) for a period of fifteen (15) consecutive Trading Days following the Mandatory Conversion Eligibility Date (the “Mandatory Conversion Measuring Period”) and (B) the average daily trading volume on the Principal Market during such Mandatory Conversion Measuring Period exceeds 400,000 shares (a “Mandatory Conversion Liquidity Event”) and (ii) the Equity Conditions shall have been satisfied or waived in writing by the Holder on each day during the period commencing on the Mandatory Conversion Notice Date (as defined below) and ending on the Mandatory Conversion Date (as defined below), the Company shall have the right to require the Holder to convert up to all of then remaining Conversion Amount of this Warrant into fully paid, validly issued and nonassessable Common Shares in accordance with Section 1 hereof at the Conversion Rate in effect as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”). The Company may exercise its right to require conversion under this Section 19(a) on one occasion by delivering, within not more than ten (10) days following the date of the satisfaction of both of the conditions set forth in clause (i) above, a written notice thereof by facsimile and overnight courier to the Holder (the “Mandatory Conversion Notice” and the date the Holder received such notice by facsimile is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with this Section 19(a), which Trading Day shall be at least twenty (20) Business Days but not more than sixty (60) Business Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the portion of the Conversion Amount of this Warrant subject to the Mandatory Conversion, (iii) the aggregate Conversion Amounts of all the Transaction Agreement Warrants subject to the Mandatory Conversion pursuant to this Section 19(a) and Section 19(b) below and (iv) the number of Common Shares to be issued to the Holder on the Mandatory Conversion Date.

(b) Pro Rata Conversion Requirement. If the Company elects to cause a conversion of any portion of the Conversion Amount of this Warrant pursuant to Section 19(a), then it must simultaneously take the same action in the same proportion with respect to all Transaction Agreement Warrants. Any portion of the Conversion Amount of this Warrant converted by the Holder after the Mandatory Conversion Notice Date shall reduce the portion of the Conversion Amount required to be converted on the Mandatory Conversion Date. If the Company has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 1(a) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the Holder on the Mandatory Conversion Date a Conversion Notice with respect to the Conversion Amount being converted pursuant to the Mandatory Conversion.

20. REDEMPTIONS OR REQUIRED PURCHASES BY HOLDERS OF OTHER TRANSACTION AGREEMENT WARRANTS. Upon the Company’s receipt of any notice from any of the holders of any of the other Transaction Agreement Warrants for redemption or required purchase or repurchase (as the case may be) as a result of any event or occurrence described in Sections 4(c), 17 or 18 hereof (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day after its receipt thereof, forward to the Holder by facsimile a copy of such Other Redemption Notice(s) and make a prompt public announcement thereof. If the Company receives any redemption or required purchase or repurchase notice (as the case may be) from the Holder and one or more Other Redemption Notices under any of the other Transaction Agreement Warrants, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of such notice from the Holder and ending on and including the date which is three (3) Business Days after the Company’s receipt of such notice from the Holder and the Company is unable to redeem or purchase or repurchase (as the case may be) all amounts required to be redeemed or purchased or repurchased (as the case may be) by such notice from the Holder and such Other Redemption Notices so received during such seven (7) Business Day period, then the Company shall redeem or purchase or repurchase (as the case may be) a pro rata amount from each holder of the Transaction Agreement Warrants (including the Holder) based on the amounts submitted for redemption or purchase or repurchase (as the case may be) pursuant to such notice from the Holder and such Other Redemption Notices so received by the Company during such seven (7) Business Day period.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Special Warrant to be duly executed as of the Issuance Date set out above.

WORKSTREAM INC.

By:
Name:
Title:

EXHIBIT A

CONVERSION NOTICE
TO BE EXECUTED BY THE REGISTERED HOLDER TO CONVERT THIS
SPECIAL WARRANT

WORKSTREAM INC.
The undersigned holder hereby converts _________________ of the Conversion Amount into ________________ Common Shares (“Warrant Shares”) of Workstream Inc., a corporation existing pursuant to the Canada Business Corporations Act (the “Company”), evidenced by the Special Warrant (the “Warrant”) issued to the undersigned holder. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

The Company shall deliver to holder, or its designee or agent as specified below, __________ Warrant Shares in accordance with the terms of the Warrant. Delivery shall be made to holder, or for its benefit, to the following address:

_______________________
_______________________
_______________________
_______________________

The undersigned holder intends to immediately sell ___________ of the Warrant Shares pursuant to the registration statement covering the resale of such Warrant Shares and, to the extent applicable, in compliance with the prospectus delivery requirements of the Securities Act of 1933, as amended.

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs ______________ to issue the above indicated number of Common Shares in accordance with the Transfer Agent Instructions dated _____________, 2007 from the Company and acknowledged and agreed to by _______________.

WORKSTREAM INC.

By:
Name:
Title: